Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

Writer's Direct Dial: (212) 225-2158

    E-Mail: shan@cgsh.com

May 5, 2008

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46581

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Biomet, Inc., an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offers to exchange (the “Exchange Offers”) the Company’s (i) outstanding 10% Senior Notes due 2017 (“Original Senior Cash Pay Notes”) for its new 10% Senior Notes due 2017 (“Senior Exchange Cash Pay Notes”), (ii) outstanding 10 3/8%/11 1/8% Senior Toggle Notes due 2017 (“Original Senior Toggle Notes”) for its new 10 3/8%/11 1/8% Senior Toggle Notes due 2017 (“Senior Exchange Toggle Notes”) and (iii) outstanding 11 5/8% Senior Subordinated Notes due 2017 (“Original Senior Subordinated Notes” and, together with the Original Senior Cash Pay Notes and the Original Senior Toggle Notes, the “Original Notes”) for its new 11 5/8% Senior Subordinated Notes due 2017 (“Senior Subordinated Exchange Notes” and, together with the Senior Exchange Cash Pay Notes and the Senior Exchange Toggle Notes, the “Exchange Notes”). The Exchange Notes will be guaranteed by (i) Biolectron, Inc., a Delaware corporation, Biomet Europe Ltd., a Delaware corporation, Biomet Holdings Ltd., a Delaware corporation, Biomet International Ltd., a Delaware corporation, Interpore Spine Ltd., a Delaware corporation, Kirschner Medical Corporation, a Delaware corporation, Cross Medical Products, LLC, a Delaware limited liability company, EBI Holdings, LLC, a Delaware limited liability company, EBI Medical Systems, LLC, a Delaware limited liability company, and Electro-Biology, LLC, a

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Delaware limited liability company (collectively, the “Delaware Guarantors”); and (ii) Interpore Cross International, LLC, a California limited liability company (“Interpore”), Biomet Leasing, Inc., an Indiana corporation (“Biomet Leasing”), Biomet Manufacturing Corporation, an Indiana corporation (“Biomet Manufacturing”), Biomet Travel, Inc., an Indiana corporation (“Biomet Travel”), Blue Moon Diagnostics, Inc., an Indiana corporation (“Blue Moon”), Meridew Medical, Inc., an Indiana corporation (“Meridew”), Thoramet, Inc., an Indiana corporation (“Thoramet”), Biomet Biologics, LLC, an Indiana limited liability company (“Biomet Biologics”), Biomet Fair Lawn LLC, an Indiana limited liability company (“Biomet Fair Lawn”), Biomet Orthopedics, LLC, an Indiana limited liability company (“Biomet Orthopedics”), Biomet Sports Medicine, LLC, an Indiana limited liability company (“Biomet Sports”), EBI, LLC, an Indiana limited liability company (“EBI”), Implant Innovations Holdings, LLC, an Indiana limited liability company (“Implant Innovations”), Biomet 3i, LLC, a Florida limited liability company (“Biomet 3i”), Biomet Microfixation, LLC, a Florida limited liability company (“Biomet Microfixation”), Biomet Florida Services, LLC, a Florida limited liability company (“Biomet Florida Services”, and together with the Delaware Guarantors, Interpore, Biomet Leasing, Biomet Manufacturing, Biomet Travel, Blue Moon, Meridew, Thoramet, Biomet Biologics, Biomet Fair Lawn, Biomet Orthopedics, Biomet Sports, EBI, Implant Innovations, Biomet 3i and Biomet Microfixation, the “Guarantors”). The Guarantors and the Company are herein referred to as the “Registrants.” The Original Senior Cash Pay Notes and the Original Senior Toggle Notes have been and the Senior Exchange Cash Pay Notes and the Senior Exchange Toggle Notes will be issued under (a) the Senior Notes Indenture, dated as of September 25, 2007, among the Company, the Guarantors, LVB Acquisition Merger Sub, Inc. (“Merger Sub”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and (b) the First Supplemental Senior Notes Indenture, dated as of October 16, 2007, among the Company, the Guarantors and the Trustee (collectively, the “Senior Indenture”). The Original Senior Subordinated Notes have been and the Senior Subordinated Exchange Notes will be issued under (a) the Senior Subordinated Notes Indenture, dated as of September 25, 2007, among the Company, the Guarantors, Merger Sub and the Trustee and (b) the First Supplemental Senior Subordinated Notes Indenture, dated as of October 16, 2007, among the Company, the Guarantors and the Trustee (collectively, the “Senior Subordinated Indenture” and together with the Senior Indenture, the “Indentures”). Each Indenture includes the guarantees of the relevant Original Notes and Exchange Notes by the Guarantors (the “Guarantees”).

We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Delaware Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Delaware Guarantors and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (a) the accuracy as to factual matters of each document we have reviewed and (b) that the Exchange Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the applicable Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the applicable Indenture, have been duly executed and authenticated in accordance with the applicable Indenture, and duly issued and delivered by the Company in exchange for an equal

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principal amount of Original Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture and (b) the Guarantees set forth in the Indentures will be the valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that such Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Delaware Guarantors regarding matters of the law of the State of New York, or the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By                 /s/ Sang Jin Han

                  Sang Jin Han, a Partner